                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                    FORM 4

                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
        Section 17(a) of the Public Utility Holding Company Act of 1935
            or Section 30(f) of the Investment Company Act of 1940

/X/ Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

1. Name and Address of Reporting Person*

   Insight Capital Partners II, L.P.
   (Last)  (First)  (Middle)

   680 Fifth Ave., 9th Floor
   (Street)

   New York   NY    10022
   (City)  (State)  (Zip)

2. Issuer Name and Ticker or Trading Symbol

   I-Many, Inc. (IMNY)

3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary)

   06-1491808

4. Statement for Month/Year

   02/01

5. If Amendment, Date of Original (Month/Year)



6. Relationship of Reporting Person(s) to Issuer (Check all applicable)

   /X/ Director                            /X/ 10% Owner
   / / Officer (give title below)          / / Other (specify below)



7. Individual or Joint/Group Reporting (Check Applicable Line)

   / / Form filed by One Reporting Person
   /X/ Form filed by More than One Reporting Person

* If the form is filed by more than one reporting person, see instruction
  4(b)(v).

                         Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

                                                                                         5. Amount
                                                                                            of Secu-
                                                                                            rities
                                                          4. Securities Acquired (A)        Bene-     6. Ownership
                               2. Trans-   3. Trans-         or Disposed of (D)             ficially     Form:
                                  action      action         (Instr. 3, 4 and 5)            Owned        Direct      7. Nature of
                                  Date        Code        -----------------------------     at End       (D) or         Indirect
                                  (Month/     (Instr. 8)                (A)                 of Month     Indirect       Beneficial
1. Title of Security              Day/     -------------     Amount     or     Price        (Instr.      (I)            Ownership
   (Instr. 3)                     Year)     Code     V                  (D)                 3 and 4)     (Instr. 4)     (Instr. 4)
-----------------------------  ----------  ------  -----  ------------  ---  ----------  -----------  -------------  ---------------
Common Stock (1)                02/14/01     S               256,207     D    $19.1821     745,398         D
Common Stock (1)                02/14/01     S               162,385     D    $19.4653     745,398         D
Common Stock (1)                02/15/01     S               176,189     D    $20.4158     745,398         D
Common Stock (1)                02/15/01     S             1,078,976     D    $20.6380     745,398         D
Common Stock (1)                02/16/01     S               198,470     D    $21.4773     745,398         D
Common Stock (1)                02/20/01     S               108,257     D    $21.9583     745,398         D
Common Stock (2)                02/14/01     S                28,467     D    $19.1821      82,822         D

Common Stock (2)                02/14/01     S                18,043     D    $19.4653      82,822         D
Common Stock (2)                02/15/01     S                19,647     D    $20.4158      82,822         D
Common Stock (2)                02/15/01     S               119,884     D    $20.6380      82,822         D
Common Stock (2)                02/16/01     S                22,052     D    $21.4773      82,822         D
Common Stock (2)                02/20/01     S                12,029     D    $21.9583      82,822         D
Common Stock (3)                02/14/01     S                49,420     D    $19.1821     143,918         D
Common Stock (3)                02/14/01     S                31,323     D    $19.4653     143,918         D
Common Stock (3)                02/15/01     S                34,107     D    $20.4158     143,918         D
Common Stock (3)                02/15/01     S               208,123     D    $20.6380     143,918         D
Common Stock (3)                02/16/01     S                38,283     D    $21.4773     143,918         D
Common Stock (3)                02/20/01     S                20,882     D    $21.9583     143,918         D
Common Stock (4)                02/14/01     S                12,242     D    $19.1821      35,631         D
Common Stock (4)                02/14/01     S                 7,759     D    $19.4653      35,631         D
Common Stock (4)                02/15/01     S                 8,449     D    $20.4158      35,631         D
Common Stock (4)                02/15/01     S                51,556     D    $20.6380      35,631         D
Common Stock (4)                02/16/01     S                 9,483     D    $21.4773      35,631         D
Common Stock (4)                02/20/01     S                 5,173     D    $21.9583      35,631         D
Common Stock (5)                02/14/01     S                 8,663     D    $19.1821      25,227         D
Common Stock (5)                02/14/01     S                 5,490     D    $19.4653      25,227         D
Common Stock (5)                02/15/01     S                 5,979     D    $20.4158      25,227         D

Common Stock (5)                02/15/01     S                36,481     D    $20.6380      25,227         D
Common Stock (5)                02/16/01     S                 6,711     D    $21.4773      25,227         D
Common Stock (5)                02/20/01     S                 3,660     D    $21.9583      25,227         D
Common Stock (6)                                                                           828,220         I          (6)
Common Stock (7)                                                                           204,796         I          (7)
Common Stock (8)                                                                         1,033,016         I          (8)
Common Stock (9)                                                                         1,033,016         I          (9)
Common Stock (10)                                                                        1,033,016         I         (10)
Common Stock (11)                                                                          204,796         I         (11)
Common Stock (12)                                                                          204,796         I         (12)
Common Stock (13)                                                                          204,796         I         (13)

                                  Page 3 of 19

                            Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                      (e.g., puts, calls, warrants, options, convertible securities)

                                          2. Conver-                              5. Number of Deriv-         6. Date Exercisable
                                             sion or   3. Trans-                     ative Securities            and Expiration Date
                                             Exercise     action   4. Transac-       Acquired (A) or             (Month/Day/Year)
                                             Price of     Date        tion Code      Disposed of (D)          ----------------------
                                             Deriv-       (Month/     (Instr. 8)     (Instr. 3, 4, and 5)     Date
1. Title of Derivative Security              ative        Day/     -------------  --------------------------  Exercis-    Expiration
   (Instr. 3)                                Security     Year)     Code     V        (A)           (D)       able        Date
----------------------------------------  -----------  ----------  ------  -----  ------------  ------------  ----------  ----------




                                                                                      9. Number of   10. Ownership
                                                                                         Derivative      Form of
                                                                                         Securities      Derivative
                             7. Title and Amount of Underlying                           Benefi-         Security:
                                Securities (Instr. 3 and 4)                              cially          Direct      11. Nature of
                             ----------------------------------------  8. Price of       Owned at        (D) or          Indirect
                                                           Amount or      Derivative     End of          Indirect        Beneficial
1. Title of Derivative                  Title              Number of      Security       Month           (I)             Ownership
   Security (Instr. 3)                                      Shares        (Instr. 5)     (Instr. 4)      (Instr. 4)      (Instr. 4)
---------------------------  ---------------------------  -----------  -------------  -------------  --------------  ---------------





Explanation of Responses:




                                                 March 9, 2001
---------------------------------------    --------------------------
    **Signature of Reporting Person                   Date


** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

                            Explanation of Responses

(1) These securities were disposed of by Insight Capital Partners, II, L.P., which is a member of a group with the joint reporting persons for purposes of
Section 13(d) of the Exchange Act.

(2) These securities were disposed of by Insight Capital Partners (Cayman) II, L.P., a joint reporting person.

(3) These securities were disposed of by Insight Capital Partners III, L.P., a joint reporting person.

(4) These securities were disposed of by Insight Capital Partners (Cayman) III, L.P., a joint reporting person.

(5) These securities were disposed of by Insight Capital Partners
III-CoInvestors, L.P., a joint reporting person.

(6) The amount listed reflects the beneficial ownership of the Issuer's Securities by Insight Capital Partners II, L.P. and Insight Capital Partners (Cayman) II, L.P., all of which may be deemed attributable to Insight Venture Associates II, LLC because Insight Venture Associates II, LLC is the sole general partner of Insight Capital Partners II, L.P. and Insight Capital Partners (Cayman) II, L.P.

(7) The amount listed reflects the beneficial ownership of the Issuer's Securities by Insight Capital Partners III, L.P., Insight Capital Partners (Cayman) III, L.P. and Insight Capital Partners III-CoInvestors, L.P., all of which may be deemed attributable to Insight Venture Associates III, LLC because Insight Venture Associates III, LLC is the sole general partner of Insight Capital Partners III, L.P., Insight Capital Partners (Cayman) III, L.P. and Insight Capital Partners III-CoInvestors, L.P.

(8) The amount listed reflects the beneficial ownership of the Issuer's Securities by Insight Capital Partners II, L.P., Insight Capital Partners (Cayman) II, L.P., Insight Capital Partners III, L.P., Insight Capital Partners (Cayman) III, L.P. and Insight Capital Partners III-CoInvestors, L.P., a portion of which is attributable to Jeffrey Horing because Jeffrey Horing is a managing member of Insight Venture Associates II, LLC, the sole general partner of Insight Capital Partners II, L.P. and Insight Capital Partners (Cayman) II, L.P.and Insight Venture Associates III, LLC, the sole general partner of Insight Capital Partners III, L.P., Insight Capital Partners (Cayman) III, L.P. and Insight Capital Partners III-CoInvestors, L.P. Jeffrey Horing is also a director of the Issuer. Jeffrey Horing disclaims beneficial ownership of such securities, except to the extent of his pecuniary interest therein, which may not be readily determinable.

(9) The amount listed reflects the beneficial ownership of the Issuer's Securities by Insight Capital Partners II, L.P., Insight Capital Partners (Cayman) II, L.P., Insight Capital Partners III, L.P., Insight Capital Partners (Cayman) III, L.P. and Insight Capital Partners III-CoInvestors, L.P., a portion of which is attributable to Jerry Murdock because Jerry Murdock is a managing member of Insight Venture Associates II, LLC, the sole general partner of Insight Capital Partners II, L.P. and Insight Capital Partners (Cayman) II, L.P.and Insight Venture Associates III, LLC, the sole general partner of Insight Capital Partners III, L.P., Insight Capital Partners (Cayman) III, L.P. and Insight Capital Partners III-CoInvestors, L.P. Jerry Murdock disclaims beneficial ownership of such securities, except to the extent of his pecuniary interest therein, which may not be readily determinable.

(10) The amount listed reflects the beneficial ownership of the Issuer's Securities by Insight Capital Partners II, L.P., Insight Capital Partners (Cayman) II, L.P., Insight Capital Partners III, L.P., Insight Capital Partners (Cayman) III, L.P. and Insight Capital Partners III-CoInvestors, L.P., a portion of which is attributable to Peter Sobiloff because Peter Sobiloff is a managing member of Insight Venture Associates II, LLC, the sole general partner of Insight Capital Partners II, L.P. and Insight Capital Partners (Cayman) II, L.P.and Insight Venture Associates III, LLC, the sole general partner of Insight Capital Partners III, L.P., Insight Capital Partners (Cayman) III, L.P. and Insight Capital Partners III-CoInvestors, L.P. Peter Sobiloff disclaims beneficial ownership of such securities, except to the extent of his pecuniary interest therein, which may not be readily determinable.

(11) The amount listed reflects the beneficial ownership of the Issuer's Securities by Insight Capital Partners III, L.P., Insight Capital Partners (Cayman) III, L.P. and Insight Capital Partners III-CoInvestors, L.P., a portion of which is attributable to William Doyle because William Doyle is a managing member of Insight Venture Associates III, LLC, the sole general partner of Insight Capital Partners III, L.P., Insight Capital Partners (Cayman) III, L.P. and Insight Capital Partners III-CoInvestors, L.P. William Doyle is also a director of the Issuer. William Doyle disclaims beneficial ownership of such securities, except to the extent of his pecuniary interest therein, which may not be readily determinable.

(12) The amount listed reflects the beneficial ownership of the Issuer's Securities by Insight Capital Partners III, L.P., Insight Capital Partners (Cayman) III, L.P. and Insight Capital Partners III-CoInvestors, L.P., a portion of which is attributable to Deven Parekh because Deven Parekh is a managing member of Insight Venture Associates III, LLC, the sole general partner of Insight Capital Partners III, L.P., Insight Capital Partners (Cayman) III, L.P. and Insight Capital Partners III-CoInvestors, L.P. Deven Parekh disclaims beneficial ownership of such securities, except to the extent of his pecuniary interest therein, which may not be readily determinable.

(13) The amount listed reflects the beneficial ownership of the Issuer's Securities by Insight Capital Partners III, L.P., Insight Capital Partners (Cayman) III, L.P. and Insight Capital Partners III-CoInvestors, L.P., a portion of which is attributable to Roel Pieper because Roel Pieper is a managing member of Insight Venture Associates III, LLC, the sole general partner of Insight Capital Partners III, L.P., Insight Capital Partners (Cayman) III, L.P. and Insight Capital Partners III-CoInvestors, L.P. Roel Pieper disclaims beneficial ownership of such securities, except to the extent of his pecuniary interest therein, which may not be readily determinable.

(14) As of the date of the filing of this Form 4, the reporting person, Insight Capital Partners II, L.P. is no longer subject to Section 16 reporting obligations. However, William Doyle and Jeffrey Horing are directors of the Issuer, and will remain subject to Section 16 reporting obligations.

                          Signature of Reporting Person


Name:                      Insight Capital Partners II, L.P.

Address:                   680 Fifth Avenue, 9th Floor
                           New York, NY  10022

Designated Filer:          Insight Capital Partners II, L.P.

Issuer & Ticker Symbol:    I-Many, Inc. (IMNY)

Statement for Month
and Year:                  February, 2001

Signature:                 Insight Capital Partners II, L.P.

                           By: Insight Venture Associates II, LLC,
                           its general partner


                           By: /s/ Jeffrey Horing
                              ----------------------------------
                           Name:  Jeffrey Horing
                           Title: Managing Member, Insight Venture
                                  Associates II, LLC

                             Joint Filer Information


Name:                      Insight Capital Partners (Cayman) II, L.P.

Address:                   680 Fifth Avenue, 9th Floor
                           New York, NY  10022

Designated Filer:          Insight Capital Partners II, L.P.

Issuer & Ticker Symbol:    I-Many, Inc. (IMNY)

Statement for Month
and Year:                  February, 2001


Signature:                 Insight Capital Partners (Cayman) II, L.P.

                           By: Insight Venture Associates II, LLC,
                           its general partner


                           By: /s/ Jeffrey Horing
                              ----------------------------------
                           Name:  Jeffrey Horing
                           Title: Managing Member, Insight Venture
                                  Associates II, LLC

                             Joint Filer Information


Name:                      Insight Capital Partners III, L.P.

Address:                   680 Fifth Avenue, 9th Floor
                           New York, NY  10022

Designated Filer:          Insight Capital Partners II, L.P.

Issuer & Ticker Symbol:    I-Many, Inc. (IMNY)

Statement for Month
and Year:                  February, 2001


Signature:                 Insight Capital Partners III, L.P.

                           By: Insight Venture Associates III, LLC,
                           its general partner


                           By: /s/ Jeffrey Horing
                              ----------------------------------
                           Name:  Jeffrey Horing
                           Title: Managing Member, Insight Venture
                                  Associates II, LLC

                             Joint Filer Information


Name:                      Insight Capital Partners (Cayman) III, L.P.

Address:                   680 Fifth Avenue, 9th Floor
                           New York, NY  10022

Designated Filer:          Insight Capital Partners II, L.P.

Issuer & Ticker Symbol:    I-Many, Inc. (IMNY)

Statement for Month
and Year:                  February, 2001


Signature:                 Insight Capital Partners (Cayman) III, L.P.

                           By: Insight Venture Associates III, LLC,
                           its general partner


                           By: /s/ Jeffrey Horing
                              ----------------------------------
                           Name:  Jeffrey Horing
                           Title: Managing Member, Insight Venture
                                  Associates II, LLC

                             Joint Filer Information


Name:                      Insight Capital Partners III-CoInvestors, L.P.

Address:                   680 Fifth Avenue, 9th Floor
                           New York, NY  10022

Designated Filer:          Insight Capital Partners II, L.P.

Issuer & Ticker Symbol:    I-Many, Inc. (IMNY)

Statement for Month
and Year:                  February, 2001


Signature:                 Insight Capital Partners III-CoInvestors, L.P.

                           By: Insight Venture Associates III, LLC,
                           its general partner


                           By: /s/ Jeffrey Horing
                              ----------------------------------
                           Name:  Jeffrey Horing
                           Title: Managing Member, Insight Venture
                                  Associates II, LLC

                             Joint Filer Information


Name:                      Insight Venture Associates II, LLC

Address:                   680 Fifth Avenue, 9th Floor
                           New York, NY  10022

Designated Filer:          Insight Capital Partners II, L.P.

Issuer & Ticker Symbol:    I-Many, Inc. (IMNY)

Statement for Month
and Year:                  February, 2001


Signature:                 Insight Venture Associates II, LLC


                           By: /s/ Jeffrey Horing
                              ----------------------------------
                           Name:  Jeffrey Horing
                           Title: Managing Member

                             Joint Filer Information


Name:                      Insight Venture Associates III, LLC

Address:                   680 Fifth Avenue, 9th Floor
                           New York, NY  10022

Designated Filer:          Insight Capital Partners II, L.P.

Issuer & Ticker Symbol:    I-Many, Inc. (IMNY)

Statement for Month
and Year:                  February, 2001


Signature:                 Insight Venture Associates III, LLC


                           By: /s/ Jeffrey Horing
                              ----------------------------------
                           Name:  Jeffrey Horing
                           Title: Managing Member

                             Joint Filer Information


Name:                      William Doyle

Address:                   c/o Insight Capital Partners III, L.P.
                           680 Fifth Avenue, 9th Floor
                           New York, NY  10022

Designated Filer:          Insight Capital Partners II, L.P.

Issuer & Ticker Symbol:    I-Many, Inc. (IMNY)

Statement for Month
and Year:                  February, 2001

Additional Reelationship
to Issuer:                 Director

Signature:                 /s/ William Doyle
                           ----------------------------------

                             Joint Filer Information


Name:                      Deven Parekh

Address:                   c/o Insight Capital Partners III, L.P.
                           680 Fifth Avenue, 9th Floor
                           New York, NY  10022

Designated Filer:          Insight Capital Partners II, L.P.

Issuer & Ticker Symbol:    I-Many, Inc. (IMNY)

Statement for Month
and Year:                  February, 2001


Signature:                 /s/ Deven Parekh
                           ----------------------------------

                             Joint Filer Information


Name:                      Peter Sobiloff

Address:                   c/o Insight Capital Partners III, L.P.
                           680 Fifth Avenue, 9th Floor
                           New York, NY  10022

Designated Filer:          Insight Capital Partners II, L.P.

Issuer & Ticker Symbol:    I-Many, Inc. (IMNY)

Statement for Month
and Year:                  February, 2001


Signature:                 /s/ Peter Sobiloff
                           ----------------------------------

                             Joint Filer Information


Name:                      Roel Pieper

Address:                   c/o Insight Capital Partners III, L.P.
                           680 Fifth Avenue, 9th Floor
                           New York, NY  10022

Designated Filer:          Insight Capital Partners II, L.P.

Issuer & Ticker Symbol:    I-Many, Inc. (IMNY)

Statement for Month
and Year:                  February, 2001


Signature:                 /s/ Roel Pieper
                           ----------------------------------

                             Joint Filer Information


Name:                      Jeffrey Horing

Address:                   c/o Insight Capital Partners III, L.P.
                           680 Fifth Avenue, 9th Floor
                           New York, NY  10022

Designated Filer:          Insight Capital Partners II, L.P.

Issuer & Ticker Symbol:    I-Many, Inc. (IMNY)

Statement for Month
and Year:                  February, 2001

Additional Relationship
to Issuer:                 Director

Signature:                 /s/ Jeffrey Horing
                           ----------------------------------

                             Joint Filer Information


Name:                      Jerry Murdock

Address:                   c/o Insight Capital Partners III, L.P.
                           680 Fifth Avenue, 9th Floor
                           New York, NY  10022

Designated Filer:          Insight Capital Partners II, L.P.

Issuer & Ticker Symbol:    I-Many, Inc. (IMNY)

Statement for Month
and Year:                  February, 2001


Signature:                 /s/ Jerry Murdock
                           ----------------------------------